                                              EXHIBIT 11



                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES

                 Statement - computation of per share earnings

                Statement of Computations of Earnings per Share


                                            For the Three Months         For the Six Months
                                                Ended Mar. 31               Ended June 30
                                          ------------------------    ------------------------

                                             1999         1998           1999         1998
                                          -----------  -----------    -----------  -----------
Net Earnings                              $ 2,779,000  $ 4,066,000    $ 6,195,000  $ 8,317,000
                                          ===========  ===========    ===========  ===========

Weighted average common shares
  outstanding                              15,005,000   15,005,000     15,005,000   15,005,000
                                          ===========  ===========    ===========  ===========

Basic and diluted earnings per share
  of common stock                         $       .18  $       .27    $       .41  $       .55
                                          ===========  ===========    ===========  ===========